UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2016

Cocrystal Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55158	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Cocrystal Pharma, Inc. (OTCQB:COCP), a company focused on developing novel antiviral therapeutics for human diseases, announced today that Dr. Gary Wilcox will assume the role of interim Chief Executive Officer effective July 22, 2016.  Dr. Wilcox previously served as the Chief Executive Officer of Cocrystal from 2008 to 2015.  Mr. Jeffrey Meckler stepped down as Chief Executive Officer and from the Board to pursue other interests.  Dr. Wilcox will continue to serve as the Vice Chairman of the Board of Directors of the company.  In addition, Dr. Douglas Mayers, the Chief Medical Officer at Cocrystal, submitted his resignation effective immediately.  Dr. Luz Pascual, Vice President Clinical Development, shall continue to oversee the ongoing clinical programs.

On behalf of Cocrystal Pharma’s board, Chairman Professor Raymond F. Schinazi said, “I want to thank Jeffrey and Doug for leading the efforts to transform Cocrystal from a discovery to a clinical development company. Dr. Gary Wilcox is a veteran of the pharmaceutical industry with decades of research and development expertise. As Vice Chair of the company he is familiar with all aspects of ongoing operations.”

Dr. Wilcox said, “I am honored to be part of a highly committed leadership team and honored to continue working closely with our distinguished board of directors and scientific founders to advance Cocrystal’s antiviral portfolio.”

Dr. Wilcox has over 35 years of experience in biotech companies including 14 years at Icos Corporation where he played a key role in the development of Cialis as the Executive Vice President of Operations and a member of the board of directors.   Prior to that, he served as Vice Chairman, Executive Vice President and a Director of Xoma Corporation. Prior to Xoma, Dr. Wilcox co-founded Ingene Inc. serving as its Chairman, President and CEO prior to the merger of Ingene into Xoma. Dr. Wilcox was a Professor of Microbiology and a member of the Molecular Biology Institute at UCLA for 10 years.  He has served on 15 boards of directors including NASDAQ, New York and London stock exchange companies, as well as private technology companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 22, 2016	Cocrystal Pharma, Inc. By: /s/ Walt A. Linscott Name: Walt A. Linscott Title: General Counsel and Secretary